Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-219800 and 333-198515 on Form S-3 and 333-203946, 333-196756, 333-197639, 333-151413, 333-122414, 333-65034, 333-55578, 333-83233, 333-188733 and 333-189145 on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements of Booking Holdings Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for the recognition and measurement of financial instruments in 2018 due to the adoption of an accounting standard update), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
February 27, 2019

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